Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

As of December 31, 2019

1)	PHILUX CAPITAL ADVISORS, INC. (formerly PHI Capital Holdings, Inc.)
A Wyoming corporation
Percentage of ownership: 100%
Business activity: Consulting and M&A advisory services.

2)	PHI Luxembourg Development S.A.
A Luxembourg corporation
Percentage of ownership: 100%

3)	American Pacific Plastics, Inc.
A Wyoming corporation
Percentage of ownership: 100%
Business activity: Plastics film manufacturing, holding company for Vinafilms JSC acquisition.

4)	American Pacific Resources, Inc.
A Wyoming corporation
Percentage of ownership: 100%
Business activity: Mining & natural resources.

5)	PHIVITAE Healthcare, Inc. (formerly PHIVTAE Corporation)
A Wyoming corporation
Percentage of ownership: 100%
Business activity: healthcare, medical supplies, pharmaceutical (inactive)

6)	PHI Vietnam Investment and Development Company Ltd.
A Vietnamese limited liability company
Percentage of ownership: 100%
Business activity: consulting services (inactive)